                                                                    EXHIBIT 6.23

                                ALL NEWS CHANNEL
                               LICENSE AGREEMENT

AGREEMENT made this 29th day of January, 1998 by and between ALL NEWS CHANNEL, a Minnesota joint venture comprised of Conus Communications Company, a Minnesota limited partnership, and Viacom Satellite News Inc., a subsidiary of Viacom International Inc., 3415 University Avenue, Minneapolis/St. Paul, Minnesota 55414 (herein called "ANC"), and AMERICAN INDEPENDENT NETWORK located at 6125 AIRPORT FREEWAY, SUITE 200, HALTOM CITY, TX 76117 (herein called "Licensee").

ANC hereby grants to Licensee, and Licensee hereby accepts, a license to broadcast the below-described Daypart on free, over-the-air television during the term hereof in accordance with the provisions set forth herein and in accordance with the Terms and Conditions attached hereto and hereby made a part hereof:

I. NEWS SERVICE ("Service"): ALL NEWS CHANNEL, is a round-the-clock television news service, available in complete half-hour units, seven
        (7) days per week, consisting of national, international, weather and sports news coverage. Each half-hour unit ("Half-hour Unit") shall be formatted as indicated on Exhibit A, attached hereto and made a part hereof, as updated and revised from time to time by ANC. From time to time ANC may, in its sole discretion, deliver coverage of breaking news events in lieu of the Licensed Daypart (as below defined) or any portion hereof.

II. LICENSED DAYPART ("Licensed Daypart") FROM ALL NEWS CHANNEL WHICH MAY BE RUN: M-F, 0630 - 0700, 1130 - 1200, 1630 - 1730, 0000 - 0030; Friday
        2030 - 2100; Saturday 0630 - 0700, 1800 - 1830, 0000-0030; Sunday 0600
        - 0700, 1700 - 1800, 2330 - 0000 (0000 - 0030).

III.    STATION (Call Letters): American Independent Network.

IV.     MARKET (Licensee's Area of dominant Influence as defined by Arbitron):
        Various.

V. OTHER LIMITATIONS. American Independent Network will be required to black out those markets designed by Conus because of A*NC or Conus conflict.

VI.     STARTING DATE: January 1, 1998.

VII.    ENDING DATE: December 31, 1998.

VIII. NET LICENSE FEE: $6,500.00 payable in 12 consecutive monthly installments of $541.66 commencing on January 1, 1998.
        ALL NEW CHANNEL RESERVES THE RIGHT TO TERMINATE SERVICE WITHOUT WARNING IF PAYMENT IS NOT MADE WITHIN 15 DAYS OF INVOICE.

IX.  NUMBER OF MINUTES OF COMMERCIAL ANNOUNCEMENTS TO BE RESERVED BY ANC: Three
     (3) minutes to be positioned in breaks 2 and 4 in each segment.

X.   NUMBER OF MINUTES OF COMMERCIAL ANNOUNCEMENTS TO BE SOLD BY LICENSE: Four
     (4) minutes to be positioned in breaks 1, 3, and 5.

XI. INSERTION OF LOCAL NEW: Licensee is authorized to preempt the below-described segments of ANC news material in each Half-hour Unit in the Licensed Daypart and insert Licensee's own news material into said time space. Those segments which may be preempted are segments. A, C, D, E, F, each of which is described on Exhibit A hereto. Licensee's own news material, however, shall not preempt any commercial announcements placed by ANC in the Half-hour Units. In accomplishing such insertions, Licensee may not edit, rearrange, modify, alter or cut ANC's news materials and Licensee may only preempt full and complete ANC news segments or features.

XII. ATTACHED RIDERS.

XII. DELIVERY. Via satellite as described in Paragraph 4 of this Agreement.

If this License Agreement involves the payment of a License Fee, Licensee shall make checks payable to Conus Communications Company, indicating the name "ALL NEWS CHANNEL" and date of the installment covered by the remittance on the check itself or one an attachment thereto. This information is necessary in order for Conus Communications Company to properly discharge its obligations with its joint venturer, Viacom Satellite News Inc.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written

Licensee: American Independent Network   ALL NEWS CHANNEL
                                         (By its undersigned Managing Venturer)


                                         By:  Conus Communications Partnership



By:   [Sig Unreadable]                 By:   /s/ CHARLES H. DUTCHER, III
    -------------------------------         -------------------------------

Its: President/CFO                          Name: Charles H. Dutcher, III
    -------------------------------         Title: President and General Manager


                          CONTACT PERSON, PHONE NUMBER

                ------------------------------------------------
                 CONUS/ALL NEWS CHANNEL MASTER CONTROL OPERATOR
                                  612/643-2710
than non-payment of installments of the Net License Fee), and, if ANC shall have suspended the Licensee's license to use the Licensed Daypart, such suspension shall automatically terminate effective on the date upon which ANC receives such payment.

        "Termination Event", as used herein, means any one of the following: If Licensee fails to pay License Fee installments when due, or fails or refuses to perform any of Licensee's other obligations hereunder and does not cure such failure to pay, perform or fulfill its obligations hereunder within thirty (30) days of written notice given by ANC, or if at any time a voluntary petition in bankruptcy shall be filed by Licensee, or if at any time an involuntary petition in bankruptcy shall be filed against Licensee and shall not be dismissed within thirty (30) days thereafter, or if Licensee shall take advantage of any insolvency law, or if a receiver of trustee of any of Licensee's property shall be appointed at any time and such appointment shall not be vacated within thirty
(30) days thereafter. Regardless of the occurrence of any Termination Event, or failure by Licensee to make payment to ANC hereunder, ANC may elect not to suspend Licensee's license to use the Licensed Daypart without waiving any of the other rights granted to ANC in this Paragraph 5. No termination or suspension of this Agreement as provided in this Paragraph 5 shall affect ANC's right to the payment of all installments of the Net License Fee as provided in this Paragraph 5. Whenever ANC terminates this Agreement pursuant to the terms hereof, ANC may, without further authorization from License, immediately deactivate Licensee's decoding mechanism.

        6   WITHDRAWAL. ANC may withdraw from license a Licensed Daypart, or any portion thereof, when, in its sole and absolute discretion, it determines that the broadcasting of such programming does or may violate or infringe upon the rights of others, violates any law, court order, governmental regulation or other governmental agency ruling, or subject ANC to any liability. In such an event ANC shall notify Licensee thereof and Licensee's license shall be deemed revoked thereby with respect to such Licensed Daypart or portion thereof, as the case may be. Any such withdrawal shall not constitute a breach of this Agreement.

        7. TERMINATION OF PRODUCTION. If at any time during the term of this Agreement ANC decides to cease production and distribution of the Service, ANC may terminate this Agreement upon thirty (30) days advance written notice to Licensee.


        8. ADVERTISEMENTS. (a) Each Half-hour Unit will be delivered formatted for seven (7) minutes of commercials.

        The commercials sold by ANC shall be inserted into each Half-hour Unit by ANC and must be telecast by Licensee within the formatted position and in the other designated by ANC; except that if ANC and Licensee have agreed otherwise to split the use of the minutes allotted for commercials, then Licensee shall have the right to sell and insert local commercials in each Half-hour Unit within the formatted positions and in the order designated by ANC.

        Neither Licensee nor ANC shall share in the revenue realized by the other from the use of commercials sold to their respective advertisers.

        (b)   PREEMPTION AND CHANGE OF BROADCAST SCHEDULE:

        (1) "MAKE GOODS" IN CASE OF PREEMPTION: In the event that Licensee preempts the commercials sold by ANC, then Licensee will broadcast any such preempted commercials within seven (7) days, either within a subsequent Licensed Daypart, or during another period mutually acceptable to ANC and Licensee.

        (ii) RE-INTEGRATION OF PREEMPTED COMMERCIALS: In the event the preempted commercials are to be "made good" outside the preempted Licensed Daypart (as provided herein). Licensee shall be responsible for transferring said commercials from the delivered Licensed Daypart to Licensee's tape stock for re-integration by Licensee within a subsequent Licensed Daypart or time period.

        (iii) NOTICE OF PREEMPTION AND "MAKE GOOD" PROCEDURE: Licensee shall notify ANC as soon as practicable of each preemption of a Licensed Daypart of which Licensee has advance knowledge. Licensee shall notify ANC of each preemption of a Licensed Daypart of which Licensee did not have advance knowledge within one (1) day after such preemption occurs and of the "make good" procedure selected from the alternatives set forth above.

        (c) AFFIDAVITS. Licensee shall maintain and if requested by ANC or its representative, shall furnish ANC or its representative with affidavit(s) of performance and/or, if requested, a copy of the station log in a form acceptable in the industry which shall certify the date, time and place of emanation of each broadcast of a Licensed Daypart and each advertisement contained in such Licensed Daypart.

        (d) PROMOTIONAL REQUIREMENTS. Licensee shall promote the Half-hour Units in the Licensed Daypart to the extent of insuring that there is an explanatory listing in the local newspaper and television guide.

        (e) EFFECT OF BREAKING NEWS EVENT COVERAGE: In the event that ANC delivers coverage of breaking news events in lieu of the Half-hour Units, or any portion thereof, then ANC may, in its sole discretion, alter the formatting of the Half-hour Units, as described on Exhibit A, so as to preempt or reschedule commercial breaks. Such omissions or reschedulings shall not constitute a breach of this Agreement.

     9. EDITING AND LOCAL NEWS: License shall not edit, rearrange, modify, alter or cut the Licensed Dayparts, except:

          (a) Insertion of Local News: If Licensee and ANC have agreed, pursuant to Article XI hereof, to the insertion of local news into the Half-hour Units, then Licensee may, but is not obligated to, roll its own local news programming over the ANC-supplied news material in such a manner that (i) no commercials placed by ANC in the Half-hour Units shall be rolled-over, except as expressly permitted by ANC in writing, and (ii) only full and complete news segments or features shall be rolled-over, such news segments or features being defined in Exhibit A hereto.

          (b) Copyright Notice and Credits: Licensee may not delete or alter the copyright notice from any Half-hour Unit, but if Licensee and ANC have agreed to the insertion of local news programming pursuant to Article XI hereof, then Licensee may add a separate copyright notice relative to its own local news programming only.

     10. INDEMNITY. (a) ANC will indemnify and hold Licensee harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorney fees, arising from the material contained in the Licensed Daypart (excluding any local news programming inserted by Licensee); provided, however, that ANC's responsibility pursuant to this Subparagraph (a) shall not apply to the extent such liability is due to faulty broadcast or improper editing, deletions or changes in any such material, after delivery by ANC; and provided, further, that Licensee shall promptly notify ANC of any claim or litigation to which the indemnity set forth in this Subparagraph (a) applies and that, at ANC's option, ANC may assume the defense of any such claim or litigation, in which event ANC's obligations with respect thereto shall be limited to the payment of any judgment or settlement approved by ANC in connection therewith.

          (b) Licensee will indemnify and hold ANC harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorney fees, arising from any material, other than the material supplied by ANC, which Licensee may broadcast or authorize to be broadcast in connection with the Licensed Daypart, including, but not limited to, the insertion of its local news programming or arising out of any faulty broadcast or improper deletions from, or any editing of or other changes in, any Licensed Daypart by Licensee; provided, however, that ANC shall promptly notify Licensee of any claim or litigation to which the indemnity set forth in this Subparagraph (b) applies, and that, at Licensee's option, Licensee may assume the defense of any such claim or litigation, in which event Licensee's obligations with respect thereto shall be limited to the payment of any judgment or settlement approved by Licensee in connection therewith.

     11. TAXES. Licensee will pay all sales taxes or other taxes or charges imposed upon Licensee or ANC by any law, ordinance or requirement of any governmental body in connection with the licensing, delivery, broadcasting, possession or use, as herein provided, of the Licensed Daypart, or any portion thereof.

     12. NON-PERFORMANCE. If ANC is prevented from producing or delivering a Licensed Daypart because of any act of God, inevitable accident, fire, flood, lockout, strike or labor dispute, riot or civil commotion, act of public enemy , enactment, rule, order or act of government or governmental authority (whether federal, state or local), satellite failure or delay, a change in satellite (whether or not such change is made at ANC's direction), or other cause of a similar to different nature beyond ANC's control, or if Licensee is unable to broadcast any Licensed Daypart on the day and hour specified herein due to such a condition or because of the recapture of he broadcast time period for the purpose of broadcasting on a sustaining basis an event of public importance, the term of this Agreement shall be automatically extended of one
(1) day with respect to each day of broadcasting so prevented or omitted; provided, however, that the term of this Agreement shall not in any even be extended for more than an aggregate period of four (4) weeks; and provided further that such condition shall be deemed to be a valid excuse for delay of performance or for non-performance under this Agreement.

     13. LIMITATION OF LIABILITY. In no event, and regardless of the conditions causing a default, shall ANC be liable for economic losses or consequential damages. Further, in no event shall ANC be liable for any failure of performance of any satellite to be used in connection with this Agreement. This limitation includes any loss or damage incurred by reason of or incidental to any delay or interruption of use of any satellite, or for any failure in or breakdown of any satellite, or for any mistakes, omissions, delays, errors or defects in transmission occurring in the course of use of a satellite by ANC to deliver the Licensed Daypart.

     14. ASSIGNMENT. Licensee shall not assign this Agreement in whole or in part to any third party without the prior written consent of ANC. ANC may assign its rights hereunder in whole or in part to any person, firm or corporation; provided, however, that no such assignment shall relieve ANC of any of its obligations hereunder.

     15. OWNERSHIP. All rights and title in and to the Half-hour Units in the Licensed Dayparts, including, but not limited to, prints thereof and the title or titles (including, but not limited to, the name "All News Channel"), names, stories, plots, incidents, ideas, formulas, formats, general content of the programs and any other literary, musical, artistic or creative material including therein (other than material in he public domain) shall, as between ANC and Licensee, remain vested in ANC.

     16. GENERAL. (a) The titles of the paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any paragraph of this Agreement or of the Agreement itself.

          (b) A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreement contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

          (c) NOTICES: All notices, requests and other communications hereunder shall be in writing and shall be delivered in person or sent by overnight courier or certified mail, return receipt requested, and sent to the may be stipulated in writing by the parties pursuant hereto. Unless otherwise provided, notice shall be effective on the date it is delivered in person or officially recorded as delivered by return receipt or equivalent.

          (d) This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Minnesota applicable to contracts performed entirely therein.

          (e) This Agreement constitutes the entire agreement between Licensee and ANC with respect to the subject matter herein contained, and this Agreement cannot be changed, except by a written instrument executed by both parties.

          (f) If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement, or the validity or enforceability of this Agreement.

                               ANC PROGRAM FORMAT
                            AND TONE SPECIFICATIONS

                             REVISED FORMAT 6/15/93

RUNNING:                                       SEGMENT         TONES
==========================================     =======         =====
00:00 - 00:01 Black                            00.01           0.12*
00:01 - 06:00 Program Segment A                05.59           0.12#

06:00 - 06:01 Black                            00:01           126*
06:01 - 07:01 Commercial 1                     01:00
07:01 - 07:02 Black                            00:01           126#

07:02 - 12:00 Program Segment B                04:58           184*
                                                               184#

12:00 - 12:01 Black                            00:01           237*
12:01 - 14:01 Commercial 2                     02:00
14:01 - 14:02 Black                            00:01           237#

14:02 - 19:00 Program Segment                  04:58           246*
                                                               246#

19:00 - 19:01 Black                            00:01           403*
19:01 - 21:01 Commercial 3                     02:00
21:01 - 21:02 Black                            00:01           403#

21:02 - 24:00 Program Segment D                02:58           482*
                                                               482#

24:00 - 24:01 Black                            00:01           591*
24:01 - 25:01 Commercial 4                     01:00
25:01 - 25:02 Black                            00:01           591#

25:02 - 27:54 Program Segment E                02:52           670*
                                                               670#

27:54 - 27:55 Black                            00:01           861*
27:55 - 28:55 Commercial 5                     01:00
28:55 - 28:56 Black                            00:01           861#

28:56 - 29:55 Program Segment F (headlines)    00:59           351*

29:55 - 29:56 Black                            00:01
29:56 - 30:00 ID                               00:04           351#

Note:  One second of black precedes and follows all commercials.

Note: If you are using automation cued from our tones, please include on second of black before and after all commercials for total spot reel times of 1:02 and 2:02.

Note: Tones to begin an event will be sent 08 seconds before the event in order to allow an 08 second pre-roll. Tones to end the event end time with no delay.

                              TERMS AND CONDITIONS
                   FOR USE OF ALL NEWS CHANNEL DSS EQUIPMENT

1.   General Terms

     (a) You ("Operator") hereby agree to accept with respect to each of your systems and/or television stations (each a "System" and collectively, the "Systems") which distribute and/or otherwise utilize the programming service known as All News Channel (the "Service"), equipment necessary to receive the Service in a digitally compressed format, such equipment to consist of a satellite dish, an integrated receiver decompressor and related electronic equipment (collectively referred to herein as the "Equipment") subject to the following terms and conditional

     (b) With respect to each System for which Operator has opted to receive the Equipment, Viacom International Inc. ("Viacom") will instruct the manufacturer of the Equipment, Thomson Consumer Electronics Corporation ("Thomson"), to provide and deliver the Equipment to such System at the shipping address indicated by Operator. As between Viacom and Operator, Viacom will be responsible for shipping costs, shipping insurance (until delivery to Operator) and sales taxes on the Equipment that Thomson delivers pursuant to this subparagraph 1(b).

2.   Ownership.

     (a) Title to the Equipment shall pass directly from Thomson to Operator at the time Thomson delivers the Equipment to the shipping carrier, provided however, that each System's use of the Equipment shall be subject to Operator's obligations contained herein.

     (b) Operator shall obtain and keep in effect all governmental authorizations and shall comply with all applicable laws and regulations required to install, own and operate the Equipment.

     (c) Operator shall not sell, assign or lease the Equipment nor pledge it as collateral in any way other than as part of a sale or financing of the System utilizing such Equipment to receive the Service in the manner contemplated hereby.

3.   Installation and Use of Equipment

     (a) Operator represents and agrees that each System receives the Service as of the date of its receipt of the Equipment, and shall continue to receive the Service through the date set forth in subparagraph (b) below, pursuant to a valid written Agreement with the All News Channel Joint Venture ("ANC").

     (b) Operator agrees to install the Equipment as soon as practicable after delivery and to use the Equipment in each of the Systems such that each System shall continue to receive the Service (but in a digitally compressed format) through at least the later (the "Applicable Date") of (i) December 31, 1997 and
(ii) the termination of Operator's affiliation agreement for the Service, as the same may be amended, extended, renewed or replaced with a new affiliation agreement. The preceding sentence is not intended to and shall not create any right, license or obligation to carry the Service that Operator may not otherwise have.

4.   Operator's Costs

     Operator agrees that it has sole responsibility for all costs, liabilities and expenses whatsoever relating to the Equipment after delivery of the Equipment, including installation, maintenance, use, and removal (when and if required) of the Equipment and any replacements thereof.

5.   Disclaimer of Warranties/Limitation of Liability/Indemnities

     (a) OWNER AGREES THAT VIACOM IS NOT A DEALER IN, MANUFACTURER, DISTRIBUTOR OR VENDOR OF THE EQUIPMENT OR AN AGENT OF ANY MANUFACTURER, DISTRIBUTOR, OR VENDOR OF THE EQUIPMENT. VIACOM SHALL NOT BE DEEMED TO HAVE MADE OR GIVEN, AND VIACOM HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO THE VALUE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE OF THE EQUIPMENT OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER. EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT. The disclaimer of warranties and agreements set forth in this paragraph shall also apply to Viacom's and ANC's respective parent corporations, subsidiaries, affiliates, and agents and to all other entities associated with or related to the Equipment program pursuant to which the Equipment is provided other than the manufacturer of the Equipment.

      (b) Operator agrees that it will look solely to the manufacturer of the Equipment with respect to any in- and out-of-warranty claims, and that neither Viacom nor ANC has any responsibility of any kind in connection with such claims.

      (c) OWNER AGREES THAT VIACOM SHALL HAVE NO LIABILITY OF ANY KIND WHATSOEVER ARISING OUT OF OR RELATING TO THESE TERMS AND CONDITIONS AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL REMEDIES OF ANY KIND AGAINST VIACOM ARE EXPRESSLY EXCLUDED. IN NO EVENT SHALL VIACOM BE LIABLE FOR NAY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT OCCASIONED BY THE NON-DELIVERY OF THE EQUIPMENT, DELAY IN DELIVERY OF THE EQUIPMENT, DEFECT IN THE EQUIPMENT, FAILURE OF THE EQUIPMENT TO PERFORM OR ANY OTHER CAUSE WHATSOEVER. The limitation of liability set forth in this paragraph shall also apply to Viacom's and ANC's respective parent corporations, subsidiaries, affiliates and agents and to all other entities associated with or related to the Equipment programs pursuant to which the Equipment is provided, other than the manufacturer of the Equipment.

      (d) Operator shall defend and hold Viacom and Viacom's parent corporation, subsidiaries and affiliated companies, and the successors, assigns, agents and representatives of any of them, harmless from and against any claims, liabilities, losses, legal or other actions, damages, costs or expenses (including lawyers' fees and expenses) which Viacom may suffer or incur relating in any way to personal injury, property damage or other injury or other claim relating to or arising out of these terms and conditions or Operator's ownership, installation, maintenance, use, repair or removal of the Equipment, or to Operator's failure or alleged failure to comply with the obligations imposed on Operator hereunder. The indemnities set forth in this paragraph shall also apply to Viacom's and ANC's respective parent corporations, subsidiaries, affiliates and agents and to all other entities associated with or related to the Equipment program pursuant to which the Equipment is provided, other than the manufacturer of the Equipment.

6.    Liquidated Damages

      If, at any time prior to the Applicable Date (as defined in Paragraph 3(b) above), a System fails to continue to distribute the Service, then Operator shall immediately notify Viacom in writing of such fact and shall forward to Viacom the Equipment given to such System within ten (10) days of the discontinuance of distribution of the Service. Operator and Viacom acknowledge and agree that the return of the Equipment represents liquidated damages that are fair and reasonable under the circumstances (and which, to the extent California law is applicable, are reasonable as liquidated damages under California Civ. Code, Section 1671). Nothing contained in this Paragraph 6 shall limit in any way any rights or remedies that may be available to Viacom or ANC on account of any discontinuance of distribution of the Service, all of which are hereby expressly reserved by Viacom and ANC (it being understood that the liquidated damages provided for herein are intended as Viacom's remedy for discontinuance of the use of Equipment and not for discontinuance of distribution of the Service).

7.    Other Terms.

      (a) These terms and conditions constitute the entire and only agreement between Operator and Viacom relating to the Equipment and supersedes all other prior agreements or understandings relating to the Equipment, and cannot be modified, and no provision hereof can be waived, except by a written modification or waiver signed by Operator and Viacom.

      (b) If any part of these terms and conditions shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, the remainder of these terms and conditions shall be unaffected and shall remain in full force and effect.

      (c) Operator may not assign or transfer any of Operator's rights or obligations hereunder to any other person or entity, except to a person or entity with which Operator merges or consolidates or which buys one or more System(s), in which case such successor or purchaser hall be required in writing to be bound by the provisions hereof. Viacom may assign or transfer any of Viacom's rights or obligations hereunder to any other person or entity. These terms and conditions are binding upon and for the benefit of Operator, Viacom and their respective permitted successors and assigns.


Licensee:                                 ALL NEWS CHANNEL
                                          (By its undersigned Managing Venturer)
----------------------------------
                                          By    Conus Communications Company
By:          [SIG]                              A Minnesota Limited Partnership
     -----------------------------
                                          By:           [SIG]
Its: President/CEO                              -------------------------------
     -----------------------------
                                          Name:       [ILLEGIBLE]
                                                -------------------------------

                                ALL NEWS CHANNEL

                            NEWS CONTRIBUTION RIDER

     This is a Rider to the All News Channel License Agreement, No. ________ ("License Agreement"), between All News Channel, a Minnesota joint venture comprised of Conus Communications Company, a Minnesota limited partnership, and Viacom Satellite News, Inc., a subsidiary of Viacom International, Inc., 3415 University Avenue, St. Paul, Minnesota 55114, (herein called "ANC"), and _______________ in ____________________________ (herein called "Licensee").

     1. Licensee-Provided Materials; Grant of Rights. If the Licensee is not a member of the Conus News Service Cooperative ("Cooperative") contemporaneously with the term of this Agreement, or if Licensee is such a member and its participation in said cooperative lapses during the term of this Agreement, then Licensee is hereby obligated to deliver to ANC, at the request of ANC.

          (a) Footage of available live and taped news reports originated by Licensee and Licensee hereby grants unto ANC the right to incorporate such news reports into the All News Channel ("Service") as described on Page 1 of this License Agreement. Licensee shall be solely responsible for any and all talent fees to be paid on such reports. Licensee shall not charge ANC a story fee for any such Licensee-provided news material.

          (b) In addition to the rights granted hereinabove to ANC to incorporate into the Service the news reports provided by Licensee, Conus Communications Company ("Conus"), a joint venturer in ANC, is hereby granted, in perpetuity, the non-exclusive, worldwide right and privilege to use and re-use said news reports, and to license others to use and re-use said news reports, in visual media of any kind, including, but not limited to, the Cooperative and the creation, development and syndication of news, public affairs, sports and informational programming for commercial distribution by any means anywhere in the world; provided, however, that, if there is in the Market a member of the Cooperative other than Licensee, Licensee-provided material shall not be used in or distributed through the Cooperative, which provides raw and packaged video by satellite delivery to participating members of the Cooperative; and provided further, that Licensee provided material used in programming pursuant to this Subparagraph (b) shall not contain either the appearance or voice of any Licensee anchor, reporter or other talent without the prior approval of Licensee.

     2.   Delivery of Licensee-Provided Material.

          (a) Without Uplink. In the case of a Licensee who is not in possession of nor has regular access to a fixed or transportable satellite uplink operating in the Ku-Band (the "Uplink"), Licensee and ANC shall agree upon a mutually acceptable alternate method of delivery of the Licensee-provided news material to ANC. All costs and expenses associated with such delivery to ANC shall be the responsibility of and shall be paid by ANC in a timely fashion. Licensee shall cooperate with ANC and reasonably facilitate the process of delivering the Licensee-provided news material to ANC.

          (b) With Uplink. In the case of a Licensee who is in possession of or has regular access to a fixed or transportable uplink operating in the Ku-Band (the "Uplink"), Licensee shall deliver Licensee-provided news material via transmission by said uplink to a satellite transponder on the SBS-3 Ku-Band satellite or to any other Ku-Band satellite transponder designated by ANC, and such a Licensee further agrees:

               (i) To abide by all of the terms and conditions of the Conus Operational Manual, a copy of which Licensee acknowledges it has received. ANC reserves unto itself the right to make reasonable changes from time to time to any of the terms and conditions of the Conus Operational Manual, but shall provide Licensee with timely notice of any such change.

               (ii) Operators of the Uplink. ANC shall have the sole right to determine if any Licensee employee has been properly trained and is able to operate the Uplink in the manner and fashion as ANC deems necessary and required in order to permit the effective use by Licensee of its Uplink. Any successor operator or operators of the Uplink owned by the Licensee must at all times be a trained operator and approved by ANC.

     3. Licensee Warranty and Indemnity Relating to Licensee-Provided News Material. Licensee warrants and represents that it has the right and power, without any limitation or restrictions whatsoever, to enter into and perform this Agreement; that the news materials to be provided by Licensee hereunder are free and clear of all encumbrances of every kind and nature which may be inconsistent with the rights granted to ANC hereunder; and that none of the materials to be provided by it contain any material which violates the civil or property rights, the right of privacy, or any other rights of any person whatsoever, including, without limitation, any residual payments due any talent appearing in such materials, except as otherwise provided for herein. Licensee will indemnify and hold ANC, other licensees of the Service and other authorized users of Licensee-provided material, harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorney fees, arising out of or based upon any news material provided by Licensee hereunder; provided, however, that ANC shall promptly notify Licensee of any claim or litigation to which the indemnity set forth in this Paragraph 3 applies; and provided, further, that at Licensee's option, Licensee may assume the defense of any such claim or litigation. If Licensee assumes the defense of any such claim or litigation, Licensee's obligations with respect to such claim or litigation shall be limited to holding ANC, other participants in the Service and other authorized users of Licensee-provided material, harmless from and against any judgment or settlement approved by Licensee in connection with any such claim or litigation.

     In the event ANC or another participant in the Service intercepts program materials uplinked by Licensee without the consent of Licensee in each instance to such interception, then Licensee shall have no liability to the intercepting entity for claims or damages resulting from the uses of such program materials.

     4.   (a)  ANC will not be liable for:

               (i) Libel, slander or infringement of copyright arising from or in connection with the transmission of communications received from Licensee, unless the libel, slander or infringement results solely from the willful misconduct of ANC;

               (ii) Unlawful or unauthorized use of the Service, or any part thereof, unless such use results solely from the negligence or willful misconduct of ANC;

               (iii) Any claim arising out of a breach in the privacy or security of communications transmitted over an ANC satellite, unless such breach results from the negligence or willful misconduct of ANC.

          (b) Licensee will indemnify and save and keep ANC harmless from all liability disclaimed by ANC, as specified in subparagraph (a) of this Paragraph 4, arising in connection with the satellite delivery of the Service, or any part thereof, by ANC to Licensee, and will protect and defend ANC from any suits or claims alleging such liability, and will pay any and all expenses, including reasonable attorneys fees, and satisfy all claims and judgments which may be incurred by or rendered against ANC in connection therewith. ANC will promptly notify Licensee of any such suit or claims against ANC.

     5. all other terms and conditions of the License Agreement shall remain in full force and effect.



Licensee:                                ALL NEWS CHANNEL
                                         (By its undersigned Managing Venturer)
---------------------------
                                         By:  Conus Communications Company,
By:    [SIG]                                  A Minnesota Limited Partnership
      ---------------------
                                         By:    [SIG]
Its:  President/CFO                          ----------------------------------
     ----------------------
                                         Name:  [ILLEGIBLE]
                                              ---------------------------------

                                                Title:
                                                      --------------------------